EXHIBIT 21


              SUBSIDIARIES OF APPLE RESIDENTIAL INCOME TRUST, INC.

     Apple owns all of the outstanding shares (consisting, in each case, of 100 common shares) of Apple General, Inc., a Virginia corporation, and Apple Limited, Inc., a Virginia corporation.

     Apple General, Inc. is the sole general partner of (with a 1% interest in), and Apple Limited, Inc. is the sole limited partner of (with a 99% interest in), each of the following Virginia limited partnerships:

     Apple REIT Limited Partnership
     Apple REIT II Limited Partnership
     Apple REIT III Limited Partnership
     Apple REIT IV Limited Partnership
     Apple REIT V Limited Partnership
     Apple REIT VI Limited Partnership
     Apple REIT VII Limited Partnership